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                                                                     EXHIBIT 99


                               Amendment to the
                       Pioneer Financial Services, Inc.
                     1994 Omnibus Stock Incentive Program
                      Adopted by the Executive Committee
                            as of August 24, 1994


        (1) The first sentence of Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

                     "Participants will consist of such officers, directors and key employees of the Company as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan."

        (2) Section 3 of the Plan is hereby amended to be adding a new paragraph (c) to read as follows:

                     (c) In addition, each Director of the Company who
                         serves on the Committee, upon his initial appointment as a member of the Committee, shall be granted an immediately exercisable stock option for 8,000 shares of Common Stock with an exercise price equal to 100% of the Fair market Value on the date of grant.